LIBERTY STAR URANIUM & METALS CORP.

http://www.LibertyStarUranium.com/
November 28, 2007	OTCBB: LBSU
NR 60	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR URANIUM ANNOUNCES DIAMOND DRILLING PROGRAM TO START DECEMBER 1, 2007

Tucson, Arizona—November 28, 2007—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce  it will start its diamond drilling program to explore its portfolio of breccia pipe targets (Pipes) in the North Pipes Super Project (NPSP) area starting December 1, 2007. This work will be done by its wholly owned subsidiary Redwall Drilling Inc. (Redwall). This is a major transition for the Company—from property accumulation and geoscientific surface studies to almost complete emphasis on drilling to find uranium mineralization in numerous Pipes and define ore bodies.

The Company will first attempt to open fourteen holes drilled in the 1970s-1980s that are close to targets defined by our recent geochemical sampling and geologic mapping campaign. Down hole e-logs (electrical resistance measurements) and radiometric (radioactive) surveys will be conducted in these holes to determine whether a breccia pipe and/or uranium mineralization is present. These data will be compared to and integrated with surface geological and geochemical information. If any of these holes have encountered mineralization they may be used as a parent hole for directional drilling, utilizing this capability of the Redwall rig, crew and directional contractors. This will save substantial time and money and yield important information whether additional directional drilling is done from these holes or not.

Once these holes are opened and logged, the diamond drill crew will commence drilling our prioritized Pipes. As mentioned above, old drill holes will form part of our prioritization process and we will do final prioritization of which Pipes will be drilled first after the old holes have been surveyed.

At this time the company has nine Pipes fully permitted and ready for drilling. The first procedure will be angle drilling to determine the exact location and dimensions of the targeted breccia. Once the breccia has been defined, the center will be determined and a vertical hole will be drilled to a depth where the expected uranium mineralized zone should be encountered—historically found to be between 900 and 1,500 feet below the current surface. If uranium is intersected then a directional diamond core tool will be put on the end of the drill pipe and a directional hole will be drilled off the main hole to test the extent of uranium mineralization. Assuming continued intersection of ore grade mineralization, additional directional drill holes will be drilled until an ore body has been defined. During the drilling process, ore reserves will be calculated and a mine will be designed, and permitting for mine construction will be started. A bankable feasibility study will be finalized for that Pipe within a few months. After the definition of the ore body the drill will pull off that Pipe. The drill rig will go to another Pipe where the process will be repeated. If no ore grade mineralization is encountered with the vertical drill hole in a Pipe, we will immediately move to the next Pipe and repeat the process until one is found with ore grade mineralization. Directional drilling will ensue in a repeat process to define an ore body and so on.

The Company has designed this as a dynamic process in which decisions will be made on a daily and in some cases hourly basis as to what should be done next. This is possible because we are using a diamond drill manned by our own expert crew as part of the exploration team, in which core showing rock textures and mineral characteristics are continuously collected. Most drilling done in the district in the past and being done currently by others has been done by rotary drilling in which continuous samples of only very small fragments of rock are recovered. From such samples rock type and mineralization are interpreted by the project geologist and grade is calculated from down hole logging and assay of the sampled fragmented rock. By owning our own drill we can core drill more cheaply than rotary drill bids we have received and will recover solid core which yields 10 to 100 times as much information. Further, the core holes are less susceptible to hole deviation which has been a substantial problem with rotary drill holes in the district. Should a core drill hole of ours be seriously off target because of any similar = deviation we can correct it with directional drilling to hit the intended target. We will also have two portable XRF (X-Ray Fluorescence) analysers on the drill site that can give us immediate semi-quantitative analysis (assay) of metal content within minutes of the drill core reaching the surface. This will be corroborated, much later, by standard assays on split core by our accredited analytical lab in Vancouver, BC, Canada for ore grade determination according to Canadian 43-101 assay rules. Geological, geochemical, and possibly geophysical parameters will be logged using state of the art computer logging protocols and software. These geologic data will be combined with the Niton assays so that drill logs can be sent over the Company’s Virtual Private Network (VPN) connected to the drill site by satellite dish so that decisions regarding the hole can be made in a timely fashion with geologic management having input, regardless of their location.

The Company intends that the drilling will be dynamic and fluidly changing where necessary to most cost effectively explore for and measure any mineral deposits located.

It is anticipated we will drill some 21 thousand feet of diamond core holes in the next 3 to 5 months, the exact amount being dependant on what the depth of the holes turns out to be, how many are directional versus straight, and rock penetration rate, none of which can be accurately predicted at this point. This may test several Pipes or it could define an ore body in just one or perhaps two Pipes. There are 9 Pipes that are permitted at this point and others are being evaluated and permitted as the summer’s geologic mapping and sampling results are digested.

This is a long-term project with more than 300 pipe targets being evaluated and prioritized. Assuming available funding, drilling will be continuous 24/7/365 for multiple years. The intent is to test all Pipes and bring those with defined ore bodies into production as quickly as possible. Various proposals for additional funding have been received and are being evaluated.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per = ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include that the Company will start its diamond drilling program to explore its portfolio of Pipes in the NPSP area starting December 1, 2007; that the Company will first attempt to open the specified fourteen holes and the diamond drill crew will then commence drilling the Company’s prioritized Pipes; that the Company’s exploration program will save substantial time and money and yield important information whether or not additional drilling is done therein; that ore reserves will be calculated and a mine will be designed during the drilling process; that permitting for mine construction will begin during the drilling process; and that drilling will be continuous for multiple years, given required funding.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals Investor Relations

Tracy Myers: (520) 731-8786

AGORACOM Investor Relations

http://www.agoracom.com/ir/libertystar

lbsu@agoracom.com

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